FOR IMMEDIATE RELEASE

Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Announcement by Point Therapeutics Under Nasdaq Marketplace Rules

BOSTON—-(BUSINESS WIRE)—February 8, 2007—Point Therapeutics, Inc. (NASDAQ: POTP) announced today that on February 5, 2007 it received a Nasdaq Staff Deficiency Letter formally notifying the Company that it is not in compliance with the audit committee requirements of Nasdaq's Marketplace Rule 4350. Since Mr. William J. Whelan’s resignation from the Board, announced on January 24, 2007, the Audit Committee has had only two members, both of whom are independent directors as defined under the Nasdaq rules. Rule 4350 requires a company listed on the Nasdaq Capital Market to have an audit committee with at least three members, all of whom must be independent. As required by the Nasdaq rules, the Company had notified Nasdaq of its noncompliance, and the Company was expecting the letter it received from NASDAQ on February 5, 2007.

Nasdaq's rules provide a grace period for curing violations of the audit committee requirements. In the Company's case, the grace period extends until the earlier of the Company’s next annual shareholders’ meeting or January 24, 2008. If the Company were not to regain compliance by that date, Nasdaq would begin proceedings to delist its shares. The Company intends to regain compliance and is in the process of seeking a qualified candidate to serve on it audit committee, which will restore compliance with Nasdaq's audit committee requirements.

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in non-small cell lung cancer (NSCLC) and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with docetaxel in NSCLC.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Form 8-K filed with the Securities and Exchange Commission on February 8, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com